EXHIBIT 14(a)(2)(10)(i)


                              EMPLOYMENT AGREEMENT

      AGREEMENT, made as of the 1st day of May, 2000 (the "Agreement"), by and between The Franklin Capital Corporation (formerly, The Franklin Holding Corporation(Delaware)), a Delaware corporation (the "Company"), and Stephen L. Brown (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Executive is currently the Chairman and Chief Executive Officer of the Company; and

      WHEREAS, the Board of Directors of the Company (the "Board of Directors") believes that it is in the best interests of the Company to provide for the continued employment of the Executive on the terms and subject to the conditions hereof; and

      WHEREAS, the Executive desires to continue his employment with the Company on the terms and subject to the conditions hereof;

      NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

      1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with and agrees to serve the Company, for the term, in the capacities and subject to and upon the terms and conditions hereinafter set forth.

      2. TERM. Subject to Section 5 hereof, the term of the Executive's employment hereunder shall be the period commencing on May 1, 2000, and expiring on December 31, 2003, and shall be automatically renewed from year to year thereafter, unless not less than one hundred twenty (120) days prior to December 31, 2003, or not less than one hundred twenty (120) days prior to December 31 of any year thereafter, the Company shall notify the Executive in writing of its intention not to renew this Agreement.

      3. POSITION AND DUTIES. The Executive shall serve as the Chairman and Chief Executive Officer of the Company, reporting only to the Board of Directors, and shall have supervision and control over, and responsibility for, the general management and operation of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors; provided, however, that such additional duties shall not be inconsistent with his present duties and his position as the senior executive officer in charge of the general management of the Company. If elected, the Executive shall serve as a director of the Company or of any subsidiary of the Company at no additional compensation. The Executive shall devote to the Company the major portion of his business time for the fulfillment of his obligations and the performance of his duties hereunder; provided, however, that nothing herein contained shall preclude him from performing duties as an officer or director of S.L. Brown & Company, Inc. or its subsidiaries or affiliates or from pursuing personal investments so long as such activities do not interfere with the Executive's performance of his duties hereunder.

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      4.   COMPENSATION.

      4.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $350,000 through December 31, 2000 and at the annual rate of $420,000 thereafter, or at such greater rate as the Board of Directors shall from time to time determine (the "Base Salary"), payable in accordance with the Company's normal payroll practices. This Agreement shall not be deemed abrogated or terminated if the Board of Directors shall determine to increase the Base Salary or if the Executive shall accept such increased compensation, but nothing herein contained shall be deemed to obligate the Board of Directors to make any such increase.

      4.2 DISCRETIONARY BASE SALARY INCREASES. At any time or from time to time during the Period of Employment, the Board may increase the Base Salary to an amount exceeding the Base Salary determined pursuant to paragraph 4.1 above. Following any such discretionary increase in the Base Salary, the Board may or may not maintain the Base Salary at that increased level (or further increase the Base Salary beyond that level), but in no event shall the Base Salary in effect for any portion of the Period of Employment be an annual amount less than the amount determinable in accordance with paragraph 4.1 above.

      4.3 BONUSES. The Executive shall be paid such bonuses from to time as shall be determined by the Board of Directors in its sole discretion.

      4.4 PERQUISITES. The Company shall also furnish the Executive, without cost to him, with (1) a Company-owned or leased automobile which will be replaced with a new automobile every three years; (2) reimbursement or payment for all garaging, maintenance, fuel and insurance associated with the use of such automobile; and (3) membership in one city luncheon club of the Executive's choosing to be used for business entertainment. The Company shall also reimburse the Executive for the cost of an annual physical examination of the Executive by a physician selected by the Executive. The Executive shall properly document such costs for federal income taxation purposes to preserve any deduction for such reimbursements to which the Company may be entitled.

      4.5 EXPENSES. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable and necessary travel, entertainment and other expenses and disbursements incurred by him for or on his behalf in the performance of his duties hereunder, upon his providing the Company with satisfactory vouchers, receipts or other evidence of such expenses.

      4.6 EMPLOYEE PLANS. The Executive shall be entitled to participate in or receive benefits under any profit-sharing plan, savings plan, pension plan, stock option plan, group insurance plan (including, by way of illustration and not limitation, life, disability, accident, medical and dental insurance), death benefits plan or other employee plan or arrangement, now existing or hereafter adopted, for which he is eligible and which the Company may provide for him or for executive employees generally (individually, a "Benefit Plan" and collectively, the "Benefit Plans") to the fullest extent permitted under any such Benefit Plans; PROVIDED HOWEVER, that the foregoing shall in no way restrict or prohibit the Company's right to terminate, amend or otherwise change any such Benefit Plan. In the event the Company terminates, amends or otherwise changes any such Benefit Plan, the Company shall immediately provide the Executive with another Benefit Plan of equal or superior coverage. Nothing paid to the Executive under any Benefit Plan shall be deemed to be in lieu of compensation to the Executive hereunder.

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      The Executive  shall be entitled to retain all directors  fees and compensation paid to him with respect to any corporation for which he serves as a director, regardless of whether the Company has an investment in such corporation.

      4.7 VACATIONS. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but in no event less than four weeks per year. The Executive shall also be entitled to all paid holidays given by the company to its senior executive officers.

      5.   TERMINATION.

      5.1 Subject to the provisions of Section 6 hereof, this Agreement and the employment of the Executive hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions:

      (a) the expiration of the term specified in Section 2 hereof, and of any renewal or extension thereof in accordance with Section 2 hereof; or

      (b) the death of the Executive; or

      (c) the Executive's voluntary departure from employment by the Company; or

      (d) the delivery to the Executive of a Notice of Termination (as such term is defined in Section 5.3 hereof) setting forth the election of the Board of Directors to terminate the Executive's employment for "disability" (within the meaning of Section 5.2(a) hereof) or for "cause" (within the meaning of
    Section 5.2(b) hereof).

      (e) written notice to the Company of the resignation by the Executive due to a Change of Control of the Company, as defined in the Severance Agreement.

      5.2 The Board of Directors of the Company may elect to terminate the employment of the Executive hereunder:

      (a) for "disability", if it shall determine, in good faith, that, by reason of a physical or mental illness continuing for more than one-hundred twenty (120) consecutive business days or for shorter periods aggregating more than one hundred eighty (180) business days in any period of twelve
    (12) consecutive months (excluding, in each case, Saturdays, Sundays, holidays and days on which the Executive was on vacation), the Executive has been and continues to be substantially unable to render services of the character contemplated by this Agreement; PROVIDED, HOWEVER, that, in the event that the Executive does not agree with such determination by the Board of Directors, he shall be examined by a physician selected by him, who shall provide a statement as to whether or not the Executive is disabled within the meaning of this Agreement; PROVIDED, FURTHER, that, if the Company does not agree with such physician's statement, the Executive shall submit to an examination by a physician selected by the Company, and, if the two physicians disagree as to whether or not the Executive is disabled within the meaning of this Agreement, then the Executive shall submit to an examination by a third physician selected by the other two physicians whose

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    determination as to disability shall be binding and conclusive; PROVIDED,
    FURTHER, that each such examination shall be at the Company's expense; or

      (b) for "cause", if it shall determine, in good faith, that the Executive has (i) willfully and continually failed to substantially perform his duties hereunder, other than because of an incapacity due to physical or mental illness or (ii) willfully engaged in gross misconduct materially injurious to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "cause" unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding the Executive) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive was guilty of conduct set forth in clause (i) or (ii) above, and specifying the particulars thereof in detail.

      5.3 Any termination by the Company of the employment of the Executive pursuant to Section 5.1(d) hereof or otherwise or by the Executive pursuant to
Section 5.1(c) hereof shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      5.4 "Date of Termination" shall mean (a) if the Executive's employment is terminated by his death, the date of his death, (b) if the Executive's employment is terminated pursuant to Section 5.2(a) hereof, thirty (30) days after the later to occur of (x) the giving of the Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) or (y) the binding and conclusive determination of disability by the first or third physician, as the case may be, as specified in Section 5.2(a) hereof, (c) if the Executive's employment is terminated pursuant to Section 5.2(b) hereof, the date specified in the Notice of Termination, (d) if the Agreement is not renewed, on December 31 of the year during which the notice required by Section 2 hereof is given and (e) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

      6. COMPENSATION DURING DISABILITY OR UPON TERMINATION.

      6.1 During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Executive's employment is terminated pursuant to Section 5.2(a) hereof, or until the Executive terminates his employment pursuant to Section 5.1(c) hereof, whichever occurs first.

      6.2 In the event that the Executive's employment hereunder is terminated by the Company by reason of the Executive's disability, then, upon such termination, the Company shall pay to the Executive, in addition to any amounts of Base Salary accrued but unpaid, an amount equal to one-half of his annual Base Salary, which payment shall be made, at the option of the Executive, either in one (1) lump sum or over a six (6) month period in six (6) equal monthly installments.


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      6.3 In the event that the Executive's employment hereunder shall be terminated by reason of his death, then the Company shall pay to the Executive's estate, in addition to any amounts of Base Salary accrued but unpaid, an amount equal to the Executive's annual Base Salary, which payment shall be made, at the option of the executor of the estate of the Executive, either in one (1) lump sum or over a one (1) year period in twelve (12) equal monthly installments.

      6.4 In the event that the Executive's employment shall be terminated for any reason other than his death or disability (including for "cause", as defined in Section 5.2(b) hereof) the Company shall pay the Executive his full Base Salary through the Date of Termination, plus the amount, if any, of any bonus for a prior year which has not yet been awarded or paid to the Executive under any deferred compensation plan.

      6.5 In the event that the Executive's employment hereunder shall be terminated for any reason other than as provided in Section 5.1 or Section 5.2 hereof, then, in any such event, the Company shall pay the Executive (as liquidated damages without any obligation to mitigate by the Executive) an amount (the "Severance Amount") equal to the sum of (i) any amount of Base Salary accrued but unpaid, (ii) the full Base Salary which would have been payable during the remainder of the term of this Agreement and (iii) any bonus for a prior year which has not yet been awarded or paid to the Executive under any deferred compensation plan. The Severance Amount shall be paid to the Executive, at his option, either in one (1) lump sum or over a one (1) year period in twelve (12) equal monthly installments. The Company agrees upon the Executive's demand to pay, or to reimburse the Executive for, all of the Executive's legal, valuation, investigative and other related expenses and for all out-of-pocket costs and expenses of every type and nature incurred by the Executive in connection with the Executive's enforcement of his rights under this Section 6.5 and the collection of the Severance Amount.

      6.6 For a period of one (1) year from the Date of Termination, the Company shall maintain in full force and effect, for the Executive's (and, where applicable, his dependents) continued benefit all life insurance, medical, health, dental and accident, and disability plans, programs or arrangements in which the Executive (and, where applicable, his dependents) was entitled to participate immediately prior to the Date of Termination (individually, a "Pre-Termination Plan" and collectively, the "Pre-Termination Plans"). To the extent that the Company finds it undesirable or impossible to cover the Executive (and, where applicable, his dependents) under any of the Pre-Termination Plans, the Company (at its own expense) shall provide the Executive (and, where applicable, his dependents) for such one (1) year period with substantially the same or a comparable level of coverage under individual policies or otherwise at no additional after tax cost for the Executive (or, where applicable, his dependents). At the end of the period of coverage hereinafter provided for, the Executive (or, where applicable, his dependents) shall have the option to have assigned to him (or, where applicable, his dependents) at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to the Executive (and, where applicable, his dependents). Notwithstanding the foregoing, in the event that, during the one (1) year period provided for in this Section 6.6, a subsequent employer provides the Executive (and, where applicable, his dependents) with life insurance, medical, health, dental and accident, or disability plans, programs or arrangements of equal or superior coverage to that provided under the Pre-Termination Plans, the Company shall no longer be required to provide the Executive (and, where applicable, his dependents) with coverage under such Pre-Termination Plan or Plans with respect to which such equal or superior coverage is being provided.


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      7. INDEMNIFICATION, LITIGATION.

      (a) In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses, provided that such litigation or proceeding results in any:

               (1) Settlement requiring the Company to make a payment to the Executive; or

               (2) Judgment, order, or award in favor of the Executive, regardless of whether such judgment, order, or award is subsequently reversed on appeal or in a collateral proceeding.

      (b) In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding.

8. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payments provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, employment agreement or other contract, plan or arrangement.

      9. EFFECT OF PRIOR AGREEMENTS. This Agreement between the Company and the Executive contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement (including the Prior Agreement") between the Company or any predecessor and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

      10. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, his assigns, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees, and the Company, its successors and assigns, including any corporate successor by merger or consolidation and any person, firm or corporation to which all or substantially all of the assets and business of the Company may be sold; and as used herein, the term "Company" shall include any such successor and assign.

      11. Notices. Any notice or request required or permitted under this Agreement shall be in writing and given or made by postage-paid registered or certified mail, return receipt requested, addressed as follows:

      If to the Executive, to:

      Mr. Stephen L. Brown
      2 Gedney Way
      Chappaqua, New York 10514


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      If to the Company, to:

      Franklin Capital Corporation
      450 Park Avenue
      New York, New York 10022
      Attention:   Secretary

or to either party hereto at such other address or addresses as such other party may from time to time specify for the purpose in a notice similarly given to the other party.

      12. ENTIRE AGREEMENT; AMENDMENT. Subject to the provisions of Section 8 hereof, this instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

      13. WAIVER. The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

      14. Choice of Law. The invalidity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

      15. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             THE FRANKLIN CAPITAL CORPORATION


                                             By:      /s/
                                                --------------------------------
                                                  Name:  Hiram M. Lazar
                                                  Title: Chief Financial Officer


                                                     /s/
                                                --------------------------------
                                                          STEPHEN L. BROWN




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